20 June 2013

MTG files to terminate registration with the SEC

Modern Times Group MTG AB (publ) (‘MTG’ or ‘the Group’), the international entertainment broadcasting group, today announced that it will today file a certification under Form 15-F with the United States Securities and Exchange Commission (the ‘SEC’) to terminate the registration of its Class B shares and its reporting obligations under Section 13(a) of the Securities Exchange Act of 1934, as amended. MTG’s reporting obligations with the SEC will therefore be suspended with immediate effect upon filing. The termination of MTG’s SEC registration and reporting obligations are expected to become effective no later than 90 days after the filing.

MTG’s class A and B shares are registered in Sweden, and listed and traded on Nasdaq OMX Stockholm’s Large Cap index under the symbols ‘MTGA’ and ‘MTGB’. MTG’s securities are not listed on any U.S. stock exchange, and the intended deregistration with the SEC in the U.S. does not affect the registration or listing of the Group’s shares in Sweden or MTG shareholders’ rights.

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For further information, please visit www.mtg.se or contact:

Mathias Hermansson, Chief Financial Officer
Tel:	+46 (0) 8 562 000 50

Matthew Hooper, Executive Vice President of Corporate Communications
Tel:	+44 (0) 7768 440 414
Email:	investor.relations@mtg.se / press@mtg.se

Modern Times Group (MTG) is an international entertainment broadcasting group with operations that span four continents and include free-TV, pay-TV, radio and content production businesses. MTG’s Viasat Broadcasting operates free-TV and pay-TV channels, which are available on Viasat’s own satellite platforms and third party networks, and also distributes TV content over the internet. MTG is also the largest shareholder in CTC Media, which is Russia’s leading independent television broadcaster.

Modern Times Group is a growth company and generated net sales of SEK 13.3 billion in 2012. MTG’s Class A and B shares are listed on Nasdaq OMX Stockholm’s Large Cap index under the symbols ‘MTGA’ and ‘MTGB’.

The information in this announcement is that which Modern Times Group MTG AB is required to disclose under the Securities Market Act and/or the Financial Instruments Trading Act. It was released for publication at 08:00 CET on 20 June 2013.